Exhibit 99.1

Noranda Aluminum Holding Corporation Reports Second Quarter 2008 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--Noranda Aluminum Holding Corporation (“Noranda” or the “Company”) announced its financial results for the second quarter of 2008.

Highlights for the second quarter ended June 30, 2008, include the following:

  Revenues of $347.2 million, operating income of $35.0 million, and net income of $3.5 million for the second quarter
  Revenues of $647.5 million, operating income of $76.9 million, and net income of $20.7 million year-to-date
  Generated $100.6 million in cash provided by operating activities year-to-date 2008
  Adjusted EBITDA of $80.4 million for the second quarter and $165.1 million year-to-date
  Board of Directors approved a $48 million expansion of our New Madrid smelter
  Achieved record production at our New Madrid smelter for the quarter and six months
  Paid down $30.3 million of principal on the Term B Loan on April 14, 2008

Second Quarter Results

Third party sales for the second quarter of 2008 were $347.2 million, down 7.1% from sales of $373.7 million reported for the second quarter of 2007. This decrease primarily resulted from reduced upstream and downstream shipments to external customers, increased intersegment shipments, and lower brokered metal sales from our downstream business.

Sales to external customers in the upstream business for the three months ended June 30, 2008, decreased 1.1% to $181.0 million from the $183.0 million reported for the same period last year. The decrease in sales resulted from the decreased pounds shipped to external customers, partially offset by an increase in the realized Midwest primary aluminum price to $1.37 per pound from $1.30 per pound realized in the second quarter of 2007.

Total upstream metal shipments for the second quarter of 2008 were 142.5 million pounds, up 9.1 million pounds from the 133.4 million pounds shipped during the second quarter last year. Of the total amount shipped, 124.4 million pounds were shipped to external customers, while the remaining 18.1 million pounds were intersegment shipments to our downstream business.  External shipments were down 6.4 million pounds as a result of a decline in demand for value-added products utilized in the housing and construction industry.  This decline was more than offset by a 15.5 million pound increase in shipments to our downstream operation. Our integrated operations provide us the flexibility to shift a portion of our upstream production to our downstream business and reduce our overall external purchase commitments.

Sales in the downstream business were $166.2 million, down 12.8% from the $190.7 million reported for the second quarter of 2007. The decrease in downstream sales was impacted by a 4.3% decline in volume mainly related to HVAC and the housing and construction industry and a $16.2 million reduction in brokered metal sales during the second quarter of 2008.

Cost of sales decreased from $317.9 million in the second quarter of 2007 to $291.4 million for the second quarter. The decrease was mainly the result of lower sow shipment volumes to external customers, partly offset by higher natural gas costs and the absence of brokered metal sales in 2008.

Selling, general, and administrative costs increased to $20.7 million in the second quarter of 2008 from $17.0 million reported for the same three month period in 2007. The $3.7 million increase primarily is the result of higher consulting and other fees, some of which related to costs associated with the recent SEC filings.

Operating income for the second quarter of 2008 was $35.0 million compared to $38.7 million reported for the second quarter of 2007, a decrease of $3.7 million. This decrease is mainly the result of high energy costs and selling, general, and administrative costs for the quarter.

The Company reported a loss of $10.6 million related to derivative instruments and hedging activities for the three months ended June 30, 2008, compared to a loss of $55.0 million reported for the three months ended June 30, 2007. The loss in 2007 primarily was related to changes in the fair value of a portion of our fixed-price aluminum swaps, which in 2007 did not qualify for hedge accounting.

Interest expense increased $4.7 million to $22.2 million for the three months ended June 30, 2008, compared to $17.5 million for the same three months in 2007. This quarter-over-quarter difference reflects the cost of the financing that was put into place on May 18, 2007, at the time of the purchase of the Company by Apollo.

Income taxes for the quarter were $1.6 million compared with an income tax benefit of $14.6 million in the second quarter of 2007, reflecting in 2007 the tax recovery on the loss on derivative instruments.

Net income reported for the second quarter of 2008 was $3.5 million compared to the $15.2 million loss reported for the second quarter of 2007 on a restated basis. This improvement is the result of the net effect of the items described above, especially as it relates to the non-cash losses on derivative instruments and hedging activities in 2007, as well as the recognition of a $2.6 million Jamaican tax credit included in our share of the results of St. Ann Bauxite for the second quarter and first half of 2008.

As a result of the items described above, Adjusted EBITDA totaled $80.4 million for the second quarter, essentially the same as the $80.9 million reported for the same period last year.

Year-to-Date Results

Total sales for the first six months of 2008 were $647.5 million, down 9.9% from sales of $718.3 million reported for the first half of 2007. This decrease primarily resulted from reduced upstream and downstream shipments to external customers, increased intersegment shipments, and lower brokered metal sales from our downstream business.

Sales to external customers in the upstream business for the six months ended June 30, 2008, decreased 7.9% to $340.3 million from the $369.4 million reported for the same period last year. The decrease in sales resulted from lower value-added sales and from volume that shifted from external commodity sow sales to intersegment shipments to our downstream business.

Total upstream metal shipments for the first six months of 2008 were 287.4 million pounds, up 9.8 million pounds from the 277.6 million pounds shipped during the first six months of last year. Of the total amount shipped, 246.8 million pounds were shipped to external customers, while the remaining 40.6 million pounds were intersegment shipments to our downstream business. External shipments were down 17.4 million pounds as a result of a decline in demand for value-added products utilized in the housing and construction industry. This decline was more than offset by a 27.2 million pound increase in shipments to our downstream operation. Our integrated operations provide us the flexibility to shift a portion of our upstream production to our downstream business and reduce our overall external purchase commitments.

Sales in the downstream business were $307.2 million, down 12.0% from the $348.9 million reported for the first six months of 2007. The decrease in downstream sales was impacted by a 3.4% decline in volume and a $16.2 million reduction in brokered metal sales during the first half of 2008.

Operating income for the first six months of 2008 was $76.9 million compared to $99.5 million reported for the same period last year, a decrease of $22.6 million. This decrease was the result of higher energy costs, as well as increased selling, general, and administrative costs including higher consulting and other fees, some of which related to costs associated with the recent SEC filings.

The Company reported a loss of $5.0 million related to derivative instruments and hedging activities for the six months ended June 30, 2008, compared to a loss of $56.4 million reported for the six months ended June 30, 2007. The loss in 2007 primarily was related to changes in the fair value of a portion of our fixed-price aluminum swaps, which in 2007 did not qualify for hedge accounting.

Interest expense increased to $46.4 million for the six months ended June 30, 2008, compared to $20.5 million for the same six months in 2007. This year-over-year difference reflects the cost of the financing that was put into place on May 18, 2007, at the time of the purchase of the Company by Apollo.

Income taxes for the first half of the year were $10.3 million compared with $13.9 million reported for the first half of 2007.

Net income reported for the first half of 2008 was $20.7 million compared to the $14.6 million reported for the first half of 2007. This increase was the result of the items described above.

Adjusted EBITDA totaled $165.1 million for the first six months of 2008 compared to $173.4 million reported for the same period last year. The reduction mainly was due to the items mentioned above.

Net cash provided by operating activities totaled $100.6 million for the first six months ended June 30, 2008, compared to $109.5 million for the first six months ended June 30, 2007. Cash at quarter-end was $22.7 million, compared with $75.6 million at December 31, 2007. During the second quarter, a dividend totaling $102.2 million was paid, along with the semi-annual bond interest payments totaling approximately $34 million and bank loan interest of approximately $5 million.

Capital expenditures for the six months were $23.3 million, including $7.1 million invested in the $48 million New Madrid expansion project.

The Company’s $250.0 million revolving credit facility remained undrawn at June 30, 2008. Total debt at the end of the second quarter of 2008 was $1,121.5 million. The Company’s net debt to Adjusted EBITDA ratio at June 30, 2008, was 1.23x, 2.92x, and 3.65x at the Senior Secured Level, Senior Debt, and the Holdco level (as defined in the credit documents and indentures covering the notes), respectively.

The Company has implemented a hedging strategy that locks in the aluminum price for approximately 50% of forecasted shipments through December 2012. At June 30, 2008, the Company had outstanding aluminum swap contracts to hedge aluminum shipments totaling approximately 1.3 billion pounds. The Company has designated these swaps as cash flow hedges, so that the effective portion of any gain or loss on the derivative is reported as a component of accumulated other comprehensive loss and is reclassified into earnings in the same period or periods during which the hedged transactions affect earnings. At June 30, 2008, total shareholders’ deficiency included accumulated other comprehensive losses totaling $196.5 million, (net of $118,414 tax benefit).

The Company completed the Exchange Offering related to SEC Registration Statement on Form S-4 related to the exchange for $510 million aggregate principal amount of Senior Floating Rate Notes due 2015 and $220 million aggregate principal amount of Senior Floating Rate Notes due 2014.

Subsequent to June 30, 2008, the Company entered into forward swaps for natural gas, effectively fixing its cost for approximately 25% of the Company’s estimated upstream business’ natural gas exposure through 2012 at prices ranging from $9.06 to $9.89/mmbtu.

Kip Smith, the Company’s President and CEO, stated, “Noranda continues to demonstrate the ability to generate strong cash flows during a period of volatile markets for primary aluminum, increasing energy costs and a soft U.S. economy. Our New Madrid smelter continues with another record quarter for production. Our $48 million expansion project at New Madrid to increase production from 571 million lbs/year to 610 million lbs/year is now underway. Our recently initiated cost saving and productivity program, ‘CORE’ (Cost Out, Reliability and Effectiveness) has been communicated throughout our Company and will be our operating methodology for our overall productivity initiative.”

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Balance Sheets (dollars expressed in thousands) (unaudited)

	December 31, 2007	June 30, 2008
	$	$
ASSETS
Current assets:
Cash and cash equivalents	75,630	22,702
Accounts receivable, net	97,169	131,574
Inventories	180,250	177,345
Derivative assets	21,163	6,700
Other current assets	13,173	18,430
Total current assets	387,385	356,751

Investments in affiliates	198,874	204,388
Property, plant and equipment, net	657,811	625,631
Goodwill	256,122	271,235
Other intangible assets, net	70,136	68,256
Other assets	80,216	72,288
Total assets	1,650,544	1,598,549

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts Payable
Trade	32,505	76,796
Affiliates	27,571	36,429
Accrued liabilities	31,742	36,014
Accrued interest	12,182	10,262
Deferred revenue	14,181	24,946
Derivative liabilities	5,077	78,538
Deferred tax liabilities	22,355	22,355
Current portion of long-term debt due to third party	30,300	—
Total current liabilities	175,913	285,340
Long-term debt	1,121,372	1,121,486
Long-term derivative liabilities	65,998	292,762
Pension and other long-term liabilities	75,916	78,449
Deferred tax liabilities	211,421	95,308
Common stock subject to redemption (100,000 shares at June 30, 2008)	—	2,000
Shareholders’ deficiency:
Common stock (100,000,000 shares authorized; $0.01 par value; 21,749,548 and 21,610,298 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively, including 100,000 shares subject to redemption at June 30, 2008)	216	216
Capital in excess of par value	11,767	13,100
Retained deficit	—	(81,538)
Accumulated comprehensive loss	(12,059)	(208,574)
Total shareholders’ deficiency	(76)	(276,796)
Total liabilities and shareholders’ deficiency	1,650,544	1,598,549

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Statement of Operations Data (dollars expressed in thousands) (unaudited)

	Predecessor	Successor	Aggregated Predecessor and Successor	Successor
	Period from April 1, 2007 to May 17, 2007	Period from May 18, 2007 to June 30, 2007	For the three months ended June 30, 2007	For the three months ended June 30, 2008
Statement of Operations Data:
Sales	$183,054	$190,635	$373,689	$347,216
Operating costs and expenses
Cost of sales	148,945	169,001	317,946	291,345
Selling, general and administrative expenses and other	8,488	8,524	17,012	20,730
Other expenses	(10)	(6)	(16)	101
	157,423	177,519	334,942	312,176
Operating income	25,631	13,116	38,747	35,040
Other expenses (income)
Interest expense, net	3,167	14,313	17,480	22,216
Loss (gain) on derivative instruments and hedging activities	55,102	(117)	54,985	10,598
Equity in net income of investments in affiliates	(2,239)	(1,648)	(3,887)	(2,860)
Total other expenses	56,030	12,548	68,578	29,954
Income (loss) before income taxes	(30,399)	568	(29,831)	5,086
Income tax expense (benefit)	(14,859)	219	(14,640)	1,607
Net income (loss) for the period	$(15,540)	$349	$(15,191)	$3,479
Sales by segment
Upstream	$88,748	$94,244	$182,992	$180,992
Downstream	94,306	96,391	190,697	166,224
Total	$183,054	$190,635	$373,689	$347,216
Operating income
Upstream	$21,813	$15,631	$37,444	$39,162
Downstream	3,818	(2,515)	1,303	(4,122)
Total	$25,631	$13,116	$38,747	$35,040

Financial and Other Data:
EBITDA			$10,931	$52,023
Adjusted EBITDA			$80,889	$80,386
Average realized Midwest transaction price			$1.30	$1.37
Net cash cost for primary aluminum (per pound shipped)			$0.75	$0.82
Shipments (pounds in millions):
Upstream
External customers			130.8	124.4
Intersegment			2.6	18.1
Total			133.4	142.5
Downstream			96.8	92.6

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Statement of Operations Data (dollars expressed in thousands) (unaudited)

	Predecessor	Successor	Aggregated Predecessor and Successor	Successor
	Period from January 1, 2007 to May 17, 2007	Period from May 18, 2007 to June 30, 2007	For the six months ended June 30, 2007	For the six months ended June 30, 2008
Statement of Operations Data:
Sales	$527,666	$190,635	$718,301	$647,496
Operating costs and expenses
Cost of sales	424,505	169,001	593,506	533,917
Selling, general and administrative expenses and other	16,816	8,518	25,334	36,686
	441,321	177,519	618,840	570,603
Operating income	86,345	13,116	99,461	76,893
Other expenses (income)
Interest expense, net	6,235	14,313	20,548	46,429
Loss (gain) on derivative instruments and hedging activities	56,467	(117)	56,350	5,001
Equity in net income of investments in affiliates	(4,269)	(1,648)	(5,917)	(5,514)
Total other expenses	58,433	12,548	70,981	45,916
Income (loss) before income taxes	27,912	568	28,480	30,977
Income tax expense (benefit)	13,655	219	13,874	10,292
Net income (loss) for the period	$14,257	$349	$14,606	$20,685
Sales by segment
Upstream	$275,157	$94,244	$369,401	$340,275
Downstream	252,509	96,391	348,900	307,221
Total	$527,666	$190,635	$718,301	$647,496
Operating income
Upstream	$78,194	$15,631	$93,825	$78,278
Downstream	8,151	(2,515)	5,636	(1,385)
Total	$86,345	$13,116	$99,461	$76,893

Financial and Other Data:
EBITDA			$91,595	$126,737
Adjusted EBITDA			$173,379	$165,069
Average realized Midwest transaction price			$1.30	$1.30
Net cash cost for primary aluminum (per pound shipped)			$0.75	$0.77
Shipments (pounds in millions):
Upstream
External customers			264.2	246.8
Intersegment			13.4	40.6
Total			277.6	287.4
Downstream			184.7	178.4

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Statements of Cash Flows (amounts expressed in thousands) (unaudited)

	Predecessor	Successor	Successor
	Period from January 1, 2007 through May 17, 2007	Period from May 18, 2007 through June 30, 2007	For the six months ended June 30, 2008
	$	$	$
OPERATING ACTIVITIES
Net income	14,257	349	20,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,637	12,930	49,331
Non-cash interest	2,200	2,693	5,008
(Gain) loss on disposal of property, plant and equipment	(160)	189	1,322
(Gain) loss on derivative activities, net of cash settlements	56,467	(117)	1,104
Equity in net income of investments in affiliates	(4,269)	(1,648)	(5,514)
Deferred income taxes	(14,828)	11,058	(6,174)
Stock-based compensation	—	0	1,108
Changes in deferred charges and other assets	124	199	3,034
Changes in pension and other liabilities	(4,925)	(2,146)	2,535
Changes in operating assets and liabilities:
Accounts receivable	(8,239)	(15,544)	(34,405)
Inventories	(18,069)	41,366	2,905
Other current assets	16,956	(1,828)	963
Accounts payable	(239)	11,824	49,924
Accrued liabilities and deferred revenue	(27,743)	9,017	8,814
Cash provided by operating activities	41,169	68,342	100,640

INVESTING ACTIVITIES
Capital expenditures	(5,768)	(3,582)	(23,276)
Net increase (decrease) in advances due from parent	10,925	—	—
Payment for the Apollo acquisition , net of cash acquired	—	(1,161,519)	—
Proceeds from sale of property, plant and equipment	—	—	6
Cash used in investing activities	5,157	(1,165,101)	(23,270)

FINANCING ACTIVITIES
Proceeds from issuance of shares	—	216,130	2,225
Distributions to shareholders	—	(216,130)	(102,223)
Capital contributions from parent	101,256	—	—
Distributions to parent	(25,000)	—	—
Deferred financing costs	—	(39,020)	—
Borrowings on long-term debt	—	1,227,800	—
Repayments on long-term debt	(160,000)	(75,000)	(30,300)
Cash provided by financing activities	(83,744)	1,113,780	(130,298)
Net change in cash and cash equivalents	(37,418)	17,021	(52,928)
Cash and cash equivalents, beginning of period	40,549	—	75,630
Cash and cash equivalents, end of period	3,131	17,021	22,702

The following tables reconcile net income to EBITDA and Adjusted EBITDA for the periods presented, as defined in our credit documents and the indentures governing our notes:

	Predecessor	Successor	Aggregated Predecessor and Successor	Successor	Aggregated Predecessor and Successor	Aggregated Predecessor and Successor
(in thousands)	For the period from January 1, 2007 to May 17, 2007	For the period from May 18, 2007 to June 30, 2007	For the six months ended June 30, 2007	For the six months ended June 30, 2008	Last twelve months ending June 30, 2008	Year ended December 31, 2007
	$	$	$	$	$	$

Net income	14,257	349	14,606	20,685	28,503	22,424
Income taxes	13,655	219	13,874	10,292	15,210	18,792
Interest expense, net	6,235	14,313	20,548	46,429	99,359	73,478
Depreciation and amortization	29,637	12,930	42,567	49,331	106,110	99,346
EBITDA	63,784	27,811	91,595	126,737	249,182	214,040

Joint venture EBITDA (a)			7,705	5,393	13,022	15,334
LIFO expense (b)			8,286	31,618	17,766	(5,566)
LCM adjustment (c)			4,063	(14,323)	(4,063)	14,323
Non-cash derivative gains and losses (d)			56,350	1,104	(1,284)	53,962
Incremental stand-alone costs (e)			(2,700)	—	—	(2,700)
Employee compensation items (f)			6,545	4,249	8,065	10,361
Other items, net (g)			1,535	10,291	18,346	9,590
Adjusted EBITDA			173,379	165,069	301,034	309,344

	Predecessor	Successor	Aggregated Predecessor and Successor	Successor
(in thousands)	For the period from April 1, 2007 to May 17, 2007	For the period from May 18, 2007 to June 30, 2007	For the three months ended June 30, 2007	For the three months ended June 30, 2008
	$	$	$	$

Net income	(15,540)	349	(15,191)	3,479
Income taxes	(14,859)	219	(14,640)	1,607
Interest expense, net	3,167	14,313	17,480	22,216
Depreciation and amortization	10,352	12,930	23,282	24,721
EBITDA	(16,880)	27,811	10,931	52,023

Joint venture EBITDA (a)			3,454	1,506
LIFO expense (b)			1,035	14,002
LCM adjustment (c)			4,063	—
Non-cash derivative gains and losses (d)			54,985	2,901
Incremental stand-alone costs (e)			(1,090)	—
Employee compensation items (f)			6,545	4,185
Other items, net (g)			966	5,769
Adjusted EBITDA			80,889	80,386

(a)

Our upstream business is fully integrated from bauxite mined by St. Ann to alumina produced by Gramercy to primary aluminum metal manufactured by our aluminum smelter in New Madrid, Missouri. Our reported EBITDA includes 50% of the net income of Gramercy and St. Ann, based on transfer prices that are generally in excess of the actual costs incurred by the joint venture operations. To reflect the underlying economics of the vertically integrated upstream business, this adjustment eliminates depreciation and amortization, net tax expense and interest income from equity income to reflect 50% of the EBITDA of the joint ventures.

(b)

We use the LIFO method of inventory accounting for financial reporting and tax purposes. To achieve better matching of revenues and expenses, particularly in the downstream business where customer LME pricing terms generally correspond to the timing of primary aluminum purchases, this adjustment restates EBITDA to the FIFO method of inventory accounting by eliminating the LIFO expenses related to inventory held at the smelter and downstream facilities. The adjustment also includes non-cash charges relating to inventories that have been revalued at fair value at the date of the Apollo Acquisition and recorded in cost of sales during the periods presented resulting from the sales of inventories.

(c)	Reflects adjustments to reduce inventory to the lower of cost, adjusted for purchase accounting, to market value.

(d)

We use derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. We do not enter into derivative financial instruments for trading purposes. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps.

(e)

Reflects (i) the incremental insurance, audit and other administrative costs on a stand-alone basis, net of certain corporate overheads allocated by the former parent that we no longer expect to incur on a go-forward basis and (ii) the elimination of income from administrative and treasury services provided to Noranda Aluminum, Inc.’s former parent and its affiliates that are no longer provided.

(f)	Represents stock compensation expense, re-pricing of stock options and bonus payments.

(g)

Represents gains and losses from disposal of assets, non-cash pension expenses and Apollo management fees, as well as incremental registration and consulting fees that we do not expect to incur on a go-forward basis.

Conference Call Information

Noranda has scheduled an information conference call on August 12, 2008, at 11:00 AM EDT. The call is accessible to the media and general public. To listen to the conference call, dial the appropriate number at least 10 minutes prior to the scheduled start of the call.

U.S. participants: 1-888-562-3356

International participants: 1-973-582-2700

Participant passcode: 59378446

A rebroadcast of the call will be available starting approximately two hours after the conference call ends through midnight EDT, August 31, 2008. U.S. listeners should dial 1-800-642-1687, and international callers should dial 1-706-645-9291. The PIN is 59378446.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. The Company has two businesses, an upstream and downstream business. The primary metals, or upstream business, produce approximately 259,000 metric tons of primary aluminum annually. The rolling mills, or downstream business, are one of the largest foil producers in North America and a major producer of light gauge sheet products. Noranda Aluminum Holding Corporation is a private company owned by affiliates of Apollo Management, L.P. The information contained in this release is limited and management encourages interested parties to read the Company’s financial reports and other information available on the Company’s website at www.norandaaluminum.com.

CONTACT:
Noranda Aluminum Holding Corporation
Rick Anderson, Chief Financial Officer, +1-615-771-5752
rick.anderson@noralinc.com